     Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, May 6, 2021

Titan International, Inc. Reports First Quarter 2021 Net Sales Up 18 Percent YoY

Quarter Highlights
•Net sales were $403.5 million, a $62.0 million (18.2%) YoY increase, net sales would have been $409.3 million on a constant currency basis
•Gross margin was 13.2%, up from 8.0% (8.7% adjusted) in Q1 of the prior year
•Income from operations was $14.2 million, a $23.8 million YoY improvement
•Net income attributable to Titan was $13.6 million and EPS was $0.22, adjusted net income attributable to Titan was $4.1 million, with adjusted EPS of $0.07
•Adjusted EBITDA was $26.3 million as compared to $9.3 million in Q1 of the prior year, a $17 million YoY improvement

QUINCY, ILLINOIS, May 6, 2021 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2021.

Net sales for the first quarter of 2021 were $403.5 million, compared to net sales of $341.5 million for the first quarter of 2020, representing a $62.0 million, or 18.2 percent, increase. On a constant currency basis, net sales for the first quarter 2021 would have been $409.3 million. Net income applicable to common shareholders for the first quarter of 2021 was $13.6 million, equal to income of $0.22 per basic and diluted share, compared to a loss of $25.5 million, equal to a loss of $0.42 per basic and diluted share, in the first quarter of 2020.

“The positive momentum we highlighted during our most recent earnings release in March has continued and has increased further over the past couple of months,” stated Paul Reitz, President and Chief Executive Officer. “The first quarter of 2021 was our strongest quarter since the first half of 2018 with net sales over $403 million and adjusted EBITDA above $26 million. These results are on the high side of our Q1 outlook. The strong recovery we began to see in our global Ag markets in the fourth quarter has now accelerated and includes additional demand within our earthmoving and construction (EMC) businesses beyond our initial expectation at this point in the year. During the first quarter of 2021, Ag and EMC experienced volume increases over 15 percent and 19 percent respectively. These market dynamics, as well as our continued cost discipline emphasized over the last year, led to a gross margin percentage of 13.2% representing a 450 basis point improvement from last year’s first quarter.

"Based on a number of positive factors in the Agricultural sector, including higher crop prices, low inventory levels for new and used equipment, strong farmer income, and the age of existing equipment, we believe that the current market trends experienced in Q1 will continue, and in some cases even improve throughout 2021 into 2022. We are taking the necessary steps in managing the workflow and operational levels at all of our production facilities to meet existing demand along with the future needs of our customers. Titan has a long history of being flexible to adjust to

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changing markets with impressive depth in our production capabilities and we continue to hire and train people to meet this growing demand.

"Many companies around the world are facing supply chain and logistics shortages, but we are managing well to this point, due to well-coordinated supply chain management that requires continuous attention and action. At the same time, we have been and will continue to take, appropriate pricing actions to cover the rising costs of raw materials, labor and logistics. The second quarter will likely be much of the same, with volatility, but we are up to the task of managing through the opportunities and the challenges in front of us. Due to this volatility, it is prudent to hold back on providing specific guidance for the remainder of the year, and we will address this as we progress through the year.

“In the third quarter of 2019, we outlined our strategic goal to protect our balance sheet in order to position Titan to successfully refinance our 2023 bonds. Our management team worked hard to make consistent progress on that goal over the past 18 months and based on those efforts, last month we refinanced our $400 million bonds to a 2028 maturity date. Looking at our balance sheet this quarter, working capital had an impact on cash flow during the quarter as we ended with $96 million in cash. Although we continued to manage it carefully, inventory grew approximately $20 million due to growing sales volumes, but was lower as a percent of sales resulting in some cash flow efficiency gains despite the impact from increasing raw material pricing. We anticipate cash flow during the second quarter will continue to be tighter somewhat due to working capital, but also due to nearly $19 million of costs associated with refinancing our $400 million bonds. We expect continuing improvements in cash flow as we progress through the second half of the year.”

Morry Taylor, Chairman of the Board, commented, "At our last Board meeting, we discussed the long history of Titan’s Tire and Wheel business, specifically in the Agriculture sector, and it was suggested that I provide a refresher on that to our shareholders. We also discussed the positive trends we are seeing in the marketplace. I have been involved in this business since 1973, and have seen a fair number of business cycles. Nobody knows for certain what is going to happen with this cycle, but I am going to share some thoughts on what could be important for Titan going forward.

•In October 2020, major global OEM’s were forecasting 5% Ag growth for 2021 – today their forecasts are much higher and likely will go higher as their order books are full and beyond their production levels
•The price of soybeans and corn had a strong surge at the end of 2020 and has kept on climbing in 2021
•OEMs and their dealers significantly reduced inventories for large tractors and combines over the past couple years and now it is time to rebuild those channels. However, with demand levels rising so rapidly, new equipment is hard to find in 2021 and it could take as much as 2-3 years to catch up on certain equipment.
•OEMs are trying hard to build more equipment to meet market demand, but the supply base for steel and many other components used in their equipment is a current problem.
•Large farmers started buying tractors, combines and sprayers near the end of the year to get tax depreciation benefits, while smaller farmers continued to buy both new and used equipment. The result is pricing on new equipment at some OEM’s went up in Q4 – big time, over 8% in some cases.
•Delivery dates of new equipment are being delayed for many months with some situations seeing deliveries a year out. As a result, farmers are needing to replace tires on tractors and combines as equipment ages.
•South America is booming in Ag and is sold out for 2021. Farmers are going to larger equipment and that means larger tires/wheels – Titan’s real strength!

Morry Taylor continued, “As you can see, there are good reasons to believe that Titan’s business for 2021 looks strong. Titan has the productive capacity to satisfy the needs of our customers during this crazy market.

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“Through the years, there is one item that really makes this a wild business. For example, a farmer might order 540R/46 duals, but then the weather gets wet and he might want to change to LSW 1100R46 Titan’s Super Singles. The same with tires and wheels for combines and sprayers, which means a lot different wheels and tires being moved around in the schedule. This all adds up to a tremendous amount of OEM scheduling changes that create challenges. Bottom line is that Titan needs to charge more for these changes because we have the industry leading capabilities to meet our customer’s needs.

“Along with our production capabilities, Titan has the capacity in North America to handle the increases in market demand. We are hiring and training additional employees, along with managing the supply chain in order to get steel, rubber, paint and nylon fabric. So, how do you deal with this situation and plan production accordingly? First, we work with OEMs and sign them up for long-term agreements (LTAs) to allow us to plan our production better. If they don’t want to agree to a LTA, we schedule production to take care of those who do. The non-LTA customers will then have to be allocated behind the customers that have a signed LTA.

“Paul’s team has set-up Titan well for a good run of growth in sales and profitability. I believe that there will be a good run in the farm business that will go for a few years due to a number of factors as Paul and I have noted, including the need to rebuild inventory levels. With the bond deal closed and as performance continues to get better, there are acquisitions that Titan could take to grow and serve our customers in an even bigger way. If these moves get done, I believe they could be a big boost to Titan. Paul’s team’s first mission is increasing production, but he and the Board will focus on these actions also. As always, I would like to thank our shareholders for their continued support."

Results of Operations

Net sales for the first quarter ended March 31, 2021, were $403.5 million, compared to $341.5 million in the comparable quarter of 2020, an increase of 18.2 percent driven by sales increases in the agricultural and earthmoving/construction segments. Overall net sales volume and product price and mix was up 15.1 percent and 4.8 percent, respectively, from the comparable prior year quarter, due to increases in demand in both the agricultural and earthmoving/construction segments. Pricing increases have been occurring due to the rise in raw material and other inflationary costs in the markets, including freight. The contributing factors to the increase in demand were increased commodity prices, lower equipment inventory levels and pent up demand following the economic impacts of the COVID-19 pandemic during 2020. In Europe we experienced over $14 million in reduced sales during the first quarter of 2020 directly as a result of plant closures in Italy and China due to the COVID-19 pandemic, which did not repeat during the first quarter of 2021. The increase in net sales was partially offset by unfavorable foreign currency translation, which negatively impacted net sales by 1.7 percent or $5.7 million.

Gross profit for the first quarter ended March 31, 2021 was $53.3 million, compared to $27.2 million in the comparable prior year period. Gross margin was 13.2 percent of net sales for the quarter, compared to 8.0 percent of net sales in the comparable prior year period. The increase in gross profit and margin was driven by the impact of increases in sales volume as described previously and overhead cost reduction initiatives executed across global production facilities following the COVID-19 pandemic.

Selling, general, administrative, research and development (SGARD) expenses for the first quarter of 2021 were $36.6 million, compared to $34.4 million for the comparable prior year period. As a percentage of net sales, SGARD was 9.1 percent, compared to 10.1 percent for the comparable prior year period. The increase in SG&A was driven primarily by investments to improve our supply chain and logistics processes of $1.5 million and an increase in other employee-related costs as a result of improved operating performance and growth in sales.

Income from operations for the first quarter of 2021 was $14.2 million, or 3.5 percent of net sales, compared to a loss of $9.6 million, or 2.8 percent of net sales, for the first quarter of 2020.  The increase in income was due to the higher sales and improvements in gross profit margins.

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Foreign exchange gain was $9.5 million for the three months ended March 31, 2021, compared to a loss of $17.2 million for the three months ended March 31, 2020. The foreign exchange gain experienced during the three months ended March 31, 2021 includes realized foreign currency gains associated with an ongoing initiative to rationalize Titan's legal entity structure and ongoing management of the intercompany capital structure as well as a favorable impact of the movement of foreign exchange rates. The foreign exchange loss experienced during the three months ended March 31, 2020 is the result of the significant favorable and unfavorable movements in foreign currency exchange rates in many of the geographies in which we conduct business and translation of intercompany loans at certain foreign subsidiaries which are denominated in local currencies rather than the reporting currency, which is the United States dollar. Since such loans are expected to be settled at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During the first quarter of 2020, we had settled a number of intercompany loans as part of a loan restructuring initiative with a resulting foreign exchange loss which is reflected in the total foreign exchange loss recognized for the first quarter of 2020.

The first quarter of 2021 net income applicable to common shareholders was $13.6 million, equal to income of $0.22 per basic and diluted share, compared to loss of $25.5 million, equal to a loss of $0.42 per basic and diluted share, in the comparable prior year period, an improvement of $39.1 million.

Adjusted EBITDA was $26.3 million for the first quarter of 2021, compared to $9.3 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended
	March 31,
	2021	2020	% Increase/(Decrease)
Net sales	$208,759	$172,938	20.7%
Gross profit	29,789	14,027	112.4%
Profit margin	14.3%	8.1%	76.5%
Income from operations	15,283	1,875	715.1%

During the quarter net sales volume and product price and mix was up 15.0 percent and 10.2 percent, respectively, from the comparable prior year quarter due to demand in the market, relative to improved farmer income, an aging large equipment fleet and lower equipment inventory levels within the dealer channels. Pricing is primarily reflective of increases in raw material and other cost increases in the markets, including freight. The overall increase in net sales was partially offset by unfavorable currency translation, primarily in Latin America, Europe and Russia of 4.5 percent. The increase in gross profit and margin is primarily attributable to the impact of increases in sales volume as described previously and overhead cost reduction initiatives executed across global production facilities following the COVID-19 pandemic.

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Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended
	March 31,
	2021	2020	% Increase/(Decrease)
Net sales	$164,807	$136,922	20.4%
Gross profit	19,742	10,754	83.6%
Profit margin	12.0%	7.9%	51.9%
Income (loss) from operations	5,575	(3,915)	242.4%

During the quarter the increase in earthmoving/construction sales was driven by increased volume of 19.1 percent, which was primarily due to improvement in global economic conditions and early recovery in construction markets, including the return to normalized supply and demand levels in light of the COVID-19 pandemic. For the three months ended March 31, 2020, the direct impact of the COVID-19 pandemic accounted for approximately $11.9 million of the sales decrease due to plant shutdowns and market disruptions in Europe and Asia, which did not repeat during the first quarter of 2021. Net sales was also favorably impacted by foreign currency translation in Europe, which increased net sales by 3.2 percent. Unfavorable product price and mix reduced net sales by 1.9 percent primarily in North America and Europe, reflecting a lag on increases in raw material costs. The increase in gross profit and margin was primarily driven by the increased sales volume and continued improved production efficiencies.

Consumer Segment

(Amounts in thousands)	Three months ended
	March 31,
	2021	2020	% Increase/(Decrease)
Net sales	$29,952	$31,640	(5.3)%
Gross profit	3,734	2,463	51.6%
Profit margin	12.5%	7.8%	60.3%
Income (loss) from operations	1,667	(425)	492.2%

During the quarter the decrease was driven by unfavorable foreign currency translation and volume impacts to net sales of 7.7 percent and 1.7 percent, respectively. The unfavorable foreign currency translation primarily relates to Latin America. The decrease was partially offset by favorable product price and mix impacts to net sales of 4.1 percent reflecting raw material and other cost increases in the market. The increase in gross profit was primarily due to increased sales volume.

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Financial Condition

The Company ended the first quarter of 2021 with total cash and cash equivalents of $96.0 million, compared to $117.4 million at December 31, 2020. Long-term debt at March 31, 2021, was $440.6 million, compared to $433.6 million at December 31, 2020. Short-term debt was $31.1 million at March 31, 2021, compared to $31.1 million at December 31, 2020. Net debt (total debt less cash and cash equivalents) was $375.7 million at March 31, 2021, compared to $347.3 million at December 31, 2020.

Net cash used by operating activities for the first three months of 2021 was $16.0 million, compared to net cash provided by operations of $4.0 million for the comparable prior year period. Capital expenditures were $8.9 million for the first three months of 2021, compared to $6.4 million for the comparable prior year period. Capital expenditures during the first three months of 2021 and 2020 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development. The overall capital outlay for 2021 is expected to increase as the Company seeks to enhance the Company's existing facilities and manufacturing capabilities and drive productivity gains following suppression of capital outlay in 2020 as a result of the COVID-19 pandemic and reduction of business activity.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 6, 2021, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2021	2020
	(unaudited)	(unaudited)

Net sales	$403,518	$341,500
Cost of sales	350,253	311,677
Asset impairment	—	2,579
Gross profit	53,265	27,244
Selling, general and administrative expenses	34,028	31,957
Research and development expenses	2,553	2,410
Royalty expense	2,453	2,480
Income (loss) from operations	14,231	(9,603)
Interest expense	(7,523)	(7,920)
Foreign exchange gain (loss)	9,477	(17,242)
Other (expense) income	(368)	7,321
Income (loss) before income taxes	15,817	(27,444)
Provision for income taxes	2,594	55
Net income (loss)	13,223	(27,499)
Net loss attributable to noncontrolling interests	(351)	(2,013)
Net income (loss) attributable to Titan and applicable to common shareholders	13,574	(25,486)

Income (loss) per common share:
Basic	$.22	$(.42)
Diluted	$.22	$(.42)
Average common shares and equivalents outstanding:
Basic	61,466	60,360
Diluted	62,414	60,360

Dividends declared per common share:	$—	$.005

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$95,954	$117,431
Accounts receivable, net	249,904	193,014
Inventories	313,472	293,679
Prepaid and other current assets	56,235	54,475
Total current assets	715,565	658,599
Property, plant and equipment, net	307,620	319,854
Operating lease assets	20,690	24,356
Deferred income taxes	2,186	2,591
Other assets	25,387	26,484
Total assets	$1,071,448	$1,031,884

Liabilities
Current liabilities
Short-term debt	$31,076	$31,119
Accounts payable	221,613	167,210
Other current liabilities	129,557	131,382
Total current liabilities	382,246	329,711
Long-term debt	440,576	433,584
Deferred income taxes	3,194	3,895
Other long-term liabilities	56,300	63,429
Total liabilities	882,316	830,619

Redeemable noncontrolling interest	25,000	25,000

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 61,674,165 issued at March 31, 2021 and 61,466,593 at December 31, 2020)	—	—
Additional paid-in capital	533,569	532,742
Retained deficit	(121,451)	(135,025)
Treasury stock (at cost, 80,446 shares at March 31, 2021 and 89,612 shares at December 31, 2020)	(1,117)	(1,199)
Accumulated other comprehensive loss	(243,006)	(217,254)
Total Titan shareholders’ equity	167,995	179,264
Noncontrolling interests	(3,863)	(2,999)
Total equity	164,132	176,265
Total liabilities and equity	$1,071,448	$1,031,884

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Three months ended
	March 31,
Cash flows from operating activities:	2021	2020
Net income (loss)	$13,223	$(27,499)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,560	13,785
Asset impairment	—	2,579
Deferred income tax provision	(402)	(1,426)
Gain on fixed asset and investment sale	(485)	(1,302)
Gain on property insurance settlement	—	(4,936)
Stock-based compensation	570	490
Issuance of stock under 401(k) plan	339	282
Foreign currency translation (gain) loss	(9,571)	17,291
(Increase) decrease in assets:
Accounts receivable	(63,803)	(45,330)
Inventories	(27,313)	6,611
Prepaid and other current assets	(3,297)	(6,404)
Other assets	337	1,155
Increase (decrease) in liabilities:
Accounts payable	60,581	34,006
Other current liabilities	401	15,012
Other liabilities	898	(342)
Net cash (used for) provided by operating activities	(15,962)	3,972
Cash flows from investing activities:
Capital expenditures	(8,861)	(6,420)
Sale of Wheels India Limited shares	—	6,917
Proceeds from property insurance settlement	—	4,936
Proceeds from sale of fixed assets	545	192
Other	—	(558)
Net cash (used for) provided by investing activities	(8,316)	5,067
Cash flows from financing activities:
Proceeds from borrowings	21,881	23,949
Payment on debt	(12,398)	(31,940)
Dividends paid	—	(302)
Other financing activities	(2,409)	—
Net cash provided by (used for) financing activities	7,074	(8,293)
Effect of exchange rate changes on cash	(4,273)	(7,167)
Net decrease in cash and cash equivalents	(21,477)	(6,421)
Cash and cash equivalents, beginning of period	117,431	66,799
Cash and cash equivalents, end of period	$95,954	$60,378

Supplemental information:
Interest paid	$1,059	$785
Income taxes paid, net of refunds received	$3,703	$1,513

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three month periods ended March 31, 2021 and 2020.

	Three months ended
	March 31,
	2021	2020

Net income (loss) applicable to common shareholders	$13,574	$(25,486)
Adjustments:
Insurance reimbursement	—	(4,936)
Foreign exchange (gain) loss	(9,477)	17,242
Asset impairment	—	2,579
Adjusted net income (loss) attributable to Titan	$4,097	$(10,601)

Adjusted earnings per common share:
Basic	$0.07	$(0.18)
Diluted	0.07	(0.18)

Average common shares and equivalents outstanding:
Basic	61,466	60,360
Diluted	62,414	60,360

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three month periods ended March 31, 2021 and 2020.

	Three months ended
	March 31,
	2021	2020

Net income (loss)	$13,223	$(27,499)
Adjustments:
Provision for income taxes	2,594	55
Interest expense, excluding interest income	7,409	8,035
Depreciation and amortization	12,560	13,785
EBITDA	$35,786	$(5,624)
Adjustments:
Insurance reimbursement	—	(4,936)
Foreign exchange (gain) loss	(9,477)	17,242
Asset impairment	—	2,579
Adjusted EBITDA	$26,309	$9,261

The table below sets forth, for the three-month period ended March 31, 2021, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended March 31,			Change due to currency translation		Three Months Ended March 31, 2021
	2021	2020	% Change from 2020	$	%	Constant Currency
United States	$186,405	$177,097	5.3%	—	—%	$186,405
Europe / CIS	112,163	84,419	32.9%	5,450	6.5%	106,713
Latin America	66,143	54,741	20.8%	(13,908)	(25.4)%	80,051
Other International	38,807	25,243	53.7%	2,721	10.8%	36,086
	403,518	341,500	18.2%	(5,737)	(1.7)%	409,255

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	March 31, 2021	December 31, 2020	March 31, 2020

Long-term debt	$440,576	$433,584	$444,550
Short-term debt	31,076	31,119	46,275
Total debt	$471,652	$464,703	$490,825
Cash and cash equivalents	95,954	117,431	60,378
Net debt	$375,698	$347,272	$430,447

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